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Transcontinental Realty Investors, Inc. Reports 2004 Results

DALLAS (April 1, 2005) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported net income of $23.5 million, or $2.90 per share for the year ended December 31, 2004, as compared to net income of $547,000, or $.07 per share for the same period in 2003.

TCI reported fourth quarter 2004 net income of $35.2 million or $4.40 per share, on rental and other income of $32.9 million, compared to fourth quarter 2003 net income of $6.5 million or $.82 per share, on rental and other income of $36.5 million.

Total income items for the fourth quarter and twelve months ended December 31, 2004, compared to the same periods in 2003, included:

  Rental income of $24.4 and $93.0 million in 2004, compared to $23.5 and $77.8 million in 2003. The increase in rental income in 2004 is primarily due to new rents from the addition of residential properties from completed construction projects in 2003 and 2004.

  Gain on land sales of $4.3 million and $7.1 million in 2004, compared to $.6 million and $1.6 million in 2003.

  Interest and other income of $4.0 million and $8.0 million in 2004, compared to $13.9 million and $15.9 million in 2003. 2003 included $9.2 million of income from debt settlement and a condemnation award.

  Equity in income of equity investees of $.2 million and equity in loss of equity investees of $1.5 million in 2004, compared to equity in loss of $1.5 million and $4.3 million in 2003.

Total other expenses for the fourth quarter and twelve months of 2004 increased to $23.7 million and $69.6 million in 2004, compared to $14.1 million and $52.5 million in 2003, due to increases in residential interest expense and depreciation and higher advisory and net income fees.

  Operating expenses of $14.8 and $59.2 million in 2004, compared to $16.2 and $55.8 million in 2003. The increase in 2004 is primarily due to the addition of residential property operations from completed construction projects in 2003 and 2004.

  Interest expense of $9.9 and $32.4 million in 2004, compared to $7.0 and $23.7 million in 2003. The increase in 2004 is due primarily due to new loans on completed residential properties in 2003 and 2004 and new loans on land purchased during 2004.

  Depreciation expense of $5.8 and $17.7 million in 2004, compared to $3.7 and $13.2 million in 2003. The increase in 2004 is primarily due to the completed residential properties in 2003 and 2004.

  Advisory and net income fees of $3.7 and $8.7 million in 2004, compared to $.1 and $4.9 million in 2003. In 2003, TCI received a $1.4 million reimbursement on advisory fees and did not incur a net income fee, resulting in 2004 being higher than 2003 by these items.

  General and administrative expenses of $3.7 and $9.3 million in 2004, compared to $2.8 and $9.1 million in 2003. The increase in 2004 was due to an increase in state income taxes and cost reimbursements to the Advisor, offset by lower legal cost and professional fees.

Net income from discontinued operations for the fourth quarter and twelve months of 2004 were $30.0 million and $34.9 million in 2004, compared to $.4 million and $17.9 million in 2003.

About Transcontinental Realty Investors, Inc.,

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, invests in real estate through direct equity ownership and partnerships nationwide. For more information, go to the web site.

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TRANSCONTINENTAL REALTY INVETORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share)

For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2004	2003	2004	2003
		As Restated		As Restated

Income from rents	$ 24,351	$ 23,486	$ 92,959	$ 77,801
Property operations expense	14,847	16,202	59,177	55,762
Operating income	9,504	7,284	33,782	22,039

Gain on land sales	4,257	640	7,110	1,641

Income from operations	13,761	7,924	40,892	23,680

Interest and other income	4,033	13,881	8,004	15,875
Equity in income (loss) of equity investees	210	(1,525)	(1,497)	(4,291)
Total other income	4,243	12,356	6,507	11,584

Total other expenses	23,733	14,090	69,571	52,453

Income (loss) from continuing operations	(5,729)	6,190	(22,172)	(17,189)
Income tax benefit	10,976	--	10,976	--
Net income (loss) from continuing operations	5,247	6,190	(11,196)	(17,189)

Income from discontinued operations, net of taxes	29,962	412	34,902	17,862

Net income	35,209	6,602	23,706	673
Preferred dividend requirement	(52)	(60)	(210)	(126)

Net income applicable to common shares	$ 35,157	$ 6,542	$ 23,496	$ 547

Basic and Diluted Earnings Per Share:
Net income (loss) from continuing operations (before prior period adjustment)	$ .65	$ .69	$ (4.32)	$ (2.36)
Correction of accounting error in prior period	--	.07	--	.22
Discontinued Operations, net of taxes	3.75	.05	7.22	2.21
Net income applicable to Commons shares	$ 4.40	$ .81	$ 2.90	$ .07

Weighted average Common shares used to compute earnings per share	7,991,078	8,094,471	8,082,854	8,078,108